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                                                                   Exhibit 15(b)




August 1, 2002

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended March 30, 2002 and March 31, 2001 as indicated in our report dated May 1, 2002 (July 18, 2002 as to Note 7); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q/A for the quarter ended March 30, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP